Exhibit 99.1

800 Prime Place, Hauppauge, NY 11788

Phone: 631.231.4600

Fax: 631.231.3075

www.medical-action.com

CONTACT:	Charles L. Kelly, Jr. – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

FOR THE FISCAL 2009 FIRST QUARTER

Company Anticipates Progress on Managing Impact of Rising

Commodity Prices and Efficiency of Tennessee Plant

HAUPPAUGE, N.Y., August 7, 2008 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue for the three months ended June 30, 2008.

Net sales for the first quarter reached a record $77,395,000, an increase of $7,149,000, or 10% over the $70,246,000 in net sales reported for the three months ended June 30, 2007. Net income for the first quarter was $2,546,000, or $.16 per basic and diluted share, a decrease of $966,000, or 28%, as compared with $3,512,000, or $.22 per basic and diluted share, reported for the prior-year period.

“We are pleased with the company’s continued strong revenue growth in our major product categories,” said Paul D. Meringolo, Chief Executive Officer and President. “With our business fundamentals sound, we’re continuing our focus on investing in skilled personnel, improving customer service and satisfaction levels, reducing backorders and improving the efficiency of our manufacturing facilities, in particular, our Tennessee injection molding plant. As we pursue these strategies, our goal is to strengthen our long standing reputation for high-quality, cost-effective medical products and exceptional customer service.

“As we moved forward strategically in the first quarter,” Meringolo added, “we continued to address previously discussed challenges involving certain production inefficiencies and product sourcing costs that have created pressure on our gross margins. These challenges involve issues affecting the entire medical device industry, as well as other U.S. businesses, including increases in plastic resin costs; a stronger Chinese Yuan versus the U.S. dollar; and higher costs of procurement, both domestically and internationally. In addition, Medical Action continues to focus on improving its plant efficiency.”

“While we intend to remain the low-cost producer,” Meringolo said. “we began a long-range plan to prudently raise prices as a necessary step to address higher costs for resin and other raw materials, as well as certain products sourced from China. And during the past nine months, we have made capital investments in our Tennessee facility through the installation of new injection molding machines and material handling equipment, while continuing to make improvements in the infrastructure of the facility. We anticipate making additional expenditures for injection molding machines and robotic material handling equipment during the remainder of fiscal 2009. We have also made management changes at this facility and continue to implement a series of additional measures to increase output, reduce waste and achieve other plant efficiencies.

“Although these challenges cost nearly $4,700,000 in the first quarter, we remain confident in our ability to address them and move the Company toward long-term earnings growth,” he said.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on August 7, 2008. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #56159503. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on August 7, 2008.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action is a leading manufacturer and distributor of many of its products in the markets it competes in. The Company’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. Medical Action has preferred vendor agreements with national and regional distributors, as well as sole and multi source agreements with group purchasing organizations. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

# # # #

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended
	06/30/08	06/30/07
	(Unaudited)
Statements of Operations:
Net sales	$77,395	$70,246
Cost of sales	62,345	53,137

Gross profit	15,050	17,109

Selling, general and administrative expenses	10,461	10,425
Interest expense, net	484	1,001

Income before income taxes	4,105	5,683
Income tax expense	1,559	2,171

Net income	$2,546	$3,512

Net income per share basic:	$0.16	$0.22
Net income per share diluted:	$0.16	$0.22

Balance Sheets as of June 30, 2008 and

March 31, 2008 (dollars in thousands)

	June 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,132	$2,104
Accounts receivable, net	27,769	24,038
Inventories, net	38,762	33,493
Prepaid expenses and other current assets	4,907	4,618

Total Current Assets	72,570	64,253

Property and equipment, net	35,122	33,681
Goodwill	80,699	80,699
Trademarks	1,266	1,266
Other intangible assets, net	15,764	16,159
Other assets	2,817	2,978

Total Assets	$208,238	$199,036

Liabilities and Shareholders’ Equity
Accounts payable	$18,205	$14,112
Accrued expenses, payroll, payroll taxes and income taxes	9,556	11,519
Deferred income taxes	9,720	9,720
Total debt	52,153	47,906
Shareholders’ equity	118,604	115,779

Total Liabilities and Shareholders’ Equity	$208,238	$199,036

Key Financial Statistics
Current ratio	1.8	1.6
Debt to equity ratio	.44	.41
Book value per share	$7.40	$7.23

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